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                                                          Exhibit (A)(1)(VIII)

FOR IMMEDIATE RELEASE


                           TENDER OFFER ANNOUNCED FOR

                        ECHELON INTERNATIONAL CORPORATION

ST. PETERSBURG, FL, January 22, 2000 - Echelon International Corporation ("Echelon") (NYSE: EIN), a real estate company which develops, owns and manages multi-family residential and commercial real estate, announced today that it has entered into a definitive agreement pursuant to which EIN Acquisition Corp. will initiate a tender offer for all the outstanding shares of Echelon for a cash price of $34.00 per share. The offer is fully financed and is subject to, among other things, the escrow closing of the real estate transactions described below.

Under the terms of the agreement, which was approved by the Board of Directors of Echelon and the Board of Directors of EIN Acquisition Corp., EIN Acquisition Corp. will commence an all-cash tender offer for all outstanding shares of Echelon within five (5) business days of signing. The offer will be made only pursuant to definitive offering documents being filed with the Securities and Exchange Commission. The offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the expiration of the tender offer, eighty percent (80%) of Echelon's shares. The transaction is expected to be completed in late February or early March 2000. Donaldson, Lufkin & Jenrette Securities Corporation acted as the financial advisor to Echelon.

Affiliates of Equis Financial Group ("Equis") and Heller Financial, Inc. ("Heller") have also entered into definitive agreements with Echelon in connection with the acquisition and financing of Echelon's real estate assets. These transactions will close as soon as practicable after the completion of the tender offer and subsequent merger of EIN Acquisition Corp. into Echelon. Equis will acquire the name "Echelon" and will operate its real estate business throughout the southeast and southwest United States. Separately, another Heller affiliate acquired all of Echelon's low income housing tax credit partnership interests.

Darryl A. LeClair, Echelon's chairman, president and chief executive officer, commented,

     "Since Echelon's spin-off from Florida Progress Corporation (NYSE: FPC), the Board and management have worked diligently to unlock the value of the Company for the shareholders. We believe this transaction unlocks value, providing a premium to shareholders of 42% over the market price of the stock as of January 20, 2000."


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Note: Certain statements contained in this press release regarding other than
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historical facts are forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor created thereby. Such statements, including those concerning Echelon's expected sources and uses of funds and capital expenditures and its business strategy including its plans to gradually withdraw from the aircraft and real estate lending business and focus on its core real estate operations, involve risks and uncertainties.

Where the Company expresses an expectation or belief as to future events, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. However, such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual strategies and the timing and expected results thereof to differ materially from such forward-looking statements ("cautionary statements") include, but are not limited to those factors identified under "CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS" in the Company's 1998 Annual Report. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements. The Company disclaims any intent or obligation to update publicly any forward-looking statements set forth in this press release, whether as a result of new information, future events or otherwise.